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                                                                Exhibit 10.15

April 1, 1996




Mr. Nickolas Palin
Rexall Sundown, Inc.
851 Broken Sound Parkway, N.W.
Boca Raton, Florida 33487

Dear Nick:

Reference is hereby made to the Employment Agreement (the "Agreement") dated April 1, 1995 between Rexall Sundown, Inc. (the "Company") and Nickolas Palin (the "Employee"). Effective the date hereof, the Company and the Employee have agreed to amend Section 3.1 of the Agreement by deleting Section 3.1 in its entirety and including the following provision in lieu thereof:

     "3.1 Salary. In payment for the obligations to be performed by the Employee during the Term, the Company shall pay to the Employee (subject to any applicable payroll and/or taxes required to be withheld) annual compensation ("Annual Compensation") equal to (i) a salary of Two Hundred Seventy Five Thousand Dollars ($275,000) in cash commencing April 1, 1996 and (ii) for each succeeding year during the Term, a salary equal to that of the previous year increased by the greater of (A) 5% or (B) the increase in the cost of living based upon the Revised Consumer Price Index (1982-84=100) published by the Bureau of Labor Statistics of the United States Department of Labor for Boca Raton, Florida utilizing April 1995 as the base month."

If the foregoing is in accordance with our understanding, please execute the enclosed copy of this letter and return to the undersigned.

Very truly yours,

REXALL SUNDOWN, INC.


By: /s/ Carl DeSantis
    ----------------------------
    Carl DeSantis,
    Chairman of the Board

AGREED TO AND ACCEPTED this 1st day of April 1996.

      /s/ Nickolas Palin
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          Nickolas Palin